Exhibit 99.1

Wyndham International

Employee Savings &

Retirement Plan

Financial Statements and

Supplemental Schedules

December 31, 2002 and 2001

Wyndham International

Employee Savings & Retirement Plan

Index

Page

Financial Statements:

Report of Independent Accountants	1

Statements of Net Assets Available for Benefits as of December 31, 2002 and 2001	2

Statement of Changes in Net Assets Available for Benefits for the Year ended December 31, 2002	3

Notes to Financial Statements	4-9

Supplemental Schedules*:

Schedule I—Schedule of Assets (Held at End of Year)	10-11

Schedule II—Schedule of Nonexempt Transactions	12

*	Other supplemental schedules required by Section 2520-103.10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 (“ERISA”) have been omitted because they are not applicable.

Report of Independent Accountants

To the Participants and Administrator of

the Wyndham International Employee Savings & Retirement Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Wyndham International Employee Savings & Retirement Plan (the “Plan”) as of December 31, 2002 and 2001, and the changes in net assets available for benefits for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets (held at end of year) and nonexempt transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/S/: PricewaterhouseCoopers LLP

Hartford, Connecticut

June 17, 2003

Wyndham International

Employee Savings & Retirement Plan

Statements of Net Assets Available for Benefits

	December 31,
	2002	2001
Assets
Investments, at fair value (Note 3):	$73,403,707	$80,881,604

Receivables:
Employer contributions	81,454	—
Participant contributions	284,119	367,288

	365,573	367,288

Net assets available for benefits	$73,769,280	$81,248,892

The accompanying notes are an integral part of these financial statements.

Wyndham International

Employee Savings & Retirement Plan

Statements of Changes in Net Assets Available for Benefits

Year Ended December 31, 2002
Additions to net assets attributed to:
Investment income (loss):
Interest	$1,692,821
Dividends	188,320
Net depreciation in fair value of investments	(10,851,360)

(8,970,219)

Contributions:
Employer	2,583,786
Participant	12,128,421
Rollover	333,302

15,045,509

Total additions	6,075,290

Deductions from net assets attributed to:
Benefit payments	12,463,676
Transaction charges	536,872
Participant loans terminated due to withdrawal of participants	551,654
Transfer to affiliated plan	2,700

Total deductions	13,554,902

Net decrease in net assets available for benefits	(7,479,612)
Net assets available for benefits:
Beginning of year	81,248,892

End of year	$73,769,280

The accompanying notes are an integral part of these financial statements.

Wyndham International

Employee Savings & Retirement Plan

Notes to Financial Statements

1.	Description of Plan

The following description of the Wyndham International Employee Savings & Retirement Plan (the “Plan”) provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan established effective March 1, 1991 and most recently amended December 19, 2002, retroactively effective January 1, 2002. Non-union employees of Wyndham International, Inc. and its affiliates (collectively, the “Company”) become eligible to participate upon completing one year of service and attaining the age of 21. Certain union employees are eligible to participate in the Plan as described by specific bargaining agreements with the Company. The Plan is subject to the provisions of ERISA.

Contributions

Effective January 1, 2002, participants may contribute an amount equal to not less than one percent of Plan compensation, as defined, nor more than the maximum amount allowable as a deduction to the employer under the Internal Revenue Code Section 404. Prior to January 1, 2002, participants could contribute an amount equal to not less than one percent nor more than 15 percent of their Plan compensation, as defined, for the contribution period. Participants may also make rollover contributions from other qualified plans. Participants direct the investment of their contributions into various investment options offered by the Plan. The Plan currently offers a guaranteed account, various pooled separate accounts, mutual funds and Company common stock as investment options for participants. Participant contributions are recorded in the period during which the Company makes payroll deductions from the participant’s earnings.

Effective April 1, 2002, the Company makes matching contributions in an amount equal to $0.50 for each $1.00 contributed by a participant, up to a maximum of four percent of the participant’s Plan compensation. During the period from October 1, 2001, through March 31, 2002, matching contributions were suspended. Prior to October 1, 2001, the Company made matching contributions in an amount equal to $0.50 for each $1.00 contributed by a participant, up to a maximum of four percent of the participant’s Plan compensation. The Company may also make discretionary matching contributions and non-elective contributions in amounts to be determined by management. The Company did not make any discretionary matching contributions or non-elective contributions during 2002 or 2001. The Company contributions are invested directly in the above pooled separate account investments, guaranteed investment contract, Company stock, or mutual funds as directed by the participant. Company matching contributions are recorded each pay period. Discretionary matching and non-elective contributions, if any, are recorded when authorized and issued.

Wyndham International

Employee Savings & Retirement Plan

Notes to Financial Statements

Participant Accounts

Each participant’s account is credited with the participant’s contribution and allocation of the Company’s contributions and Plan earnings. Earnings are allocated by fund based on the ratio of a participant’s account invested in a particular fund to all participants’ investments in that fund. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Vesting

Participants are immediately vested in their own contributions plus actual earnings thereon. Vesting in the Company’s contribution portion of their accounts is based on years of service. A participant becomes 20 percent vested after one year of service, 40 percent after two years of service, 60 percent after three years of service, 80 percent after four years of service and 100 percent vested after five years of service. However, if an active participant dies prior to attaining the normal retirement age, the participant’s account becomes 100 percent vested.

Benefit Payments

On termination of service, a participant may elect to receive either a lump-sum amount equal to the value of the vested portion of their account, a distribution in the form of Company stock, a combination of both or a direct rollover to an eligible retirement plan. Distributions are subject to the applicable provisions of the Plan agreement. Benefit claims are recorded as expenses when they have been approved for payment and paid by the Plan.

Participant Loans

Participants may borrow a minimum of $1,000, up to a maximum of $50,000 or 50 percent of the vested portion of their account balance, whichever is less. Loans are calculated on a fully amortized basis. A loan is collateralized by the balance in the participant’s account and bears interest at a rate commensurate with market rates for similar loans, as defined (5.25% to 11.00% and 5.75% to 11.00% for the years ended December 31, 2002 and 2001, respectively).

Administrative Expenses

The Plan is responsible for payment of the trustee expenses and fees, however the Company may pay the Plan expenses directly. Transaction charges (for loan and benefit payment transactions) are paid by the Plan by reducing the balances of those participants initiating the transactions.

Cash Equivalents

Contributions received prior to year end awaiting investment in the appropriate investment option at December 31, 2002 and 2001 are invested in the CIGNA Guaranteed Short-Term Account, which is stated at fair value.

Wyndham International

Employee Savings & Retirement Plan

Notes to Financial Statements

2.	Summary of Accounting Policies

Basis of Accounting

The Plan’s financial statements are prepared on the accrual basis of accounting. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein. Actual results could differ from those estimates.

Investment Valuation

Investments in the guaranteed account are generally benefit responsive (see Note 4) and are stated at contract value, which approximates fair value. Investments in pooled separate accounts are stated at fair value, as determined by the unit value reported by Connecticut General Life Insurance Company (“CG Life”). Participant loans are stated at cost plus accrued interest, which approximates fair value. Mutual funds are stated at net asset value. Company common stock is valued at fair value as determined by quoted market prices. Company preferred stock is valued by management by estimating equivalent common shares, which approximates fair value.

3.	Investments

The following presents investments of the Plan as of December 31, 2002 and 2001. Investments that represent five percent or more of the Plan’s net assets are separately identified with (*).

	December 31,
	2002		2001
CIGNA Guaranteed Long-Term Account	$31,979,478	*	$29,639,998	*
CIGNA Fidelity Puritan Fund	8,741,562	*	10,155,899	*
CIGNA Large Cap Value/John A. Levin & Co. Fund	10,606,867	*	14,987,012	*
Franklin Mutual Qualified Fund	6,233,117	*	7,588,994	*
Franklin Small Cap Growth Fund	5,703,351	*	8,066,119	*
Other Pooled Separate Accounts	5,709,077		5,679,063
Mutual Funds	263,430		153,172
Wyndham International, Inc. Common Stock	762,915		1,183,735
Wyndham International, Inc. Preferred Stock	472		18,509
Participant Loans	3,403,438		3,409,103

Total Investments	$73,403,707		$80,881,604

Wyndham International

Employee Savings & Retirement Plan

Notes to Financial Statements

During the year ended December 31, 2002, the Plan’s investments (including realized gains and losses on investments bought and sold and unrealized gains and losses on investments held during the year) appreciated (depreciated) in fair value as follows:

Year Ended December 31, 2002
Pooled Separate Accounts	$(6,241,193)
Company Common Stock	(1,085,249)
Company Preferred Stock	(15,737)
Mutual Funds	(3,509,181)

Net depreciation in fair value of investments	$(10,851,360)

4.	Investment Contracts with Insurance Company

The Plan participates in a contract with CG Life via investments in the CIGNA Guaranteed Long-Term Account (“Long-Term Account”). CG Life commingles the assets of the Long-Term Account with other assets. In certain instances when total distributions or transfers in the Long-Term Account within a calendar year exceed pre-determined thresholds (e.g. 10% of the balance of the Fund on the 1st day of the year), transactions in the Long-Term Account may face certain restrictions, in accordance with the contract terms. This could potentially result in the Long-Term Account not being fully benefit responsive in certain instances. For the Plan’s investment in the Long-Term Account the Plan is credited with interest at the interest rate specified in the contract which was 4.60% and ranged from 6.05% to 5.75% for the years ended December 31, 2002 and 2001, respectively, net of asset charges. CG Life prospectively guaranteed the interest rates credited for the Long-Term Account for six months. As discussed in Note 2, the Long-Term Account is included in the financial statements at contract value which, principally because of the periodic interest rate reset process, approximates fair value.

5.	Related-Party Transactions

Plan assets include investments in funds managed by CG Life, an indirect wholly-owned subsidiary of CIGNA. CG Life is the Plan’s trustee and as such, transactions with the trustee qualify as party-in-interest transactions under ERISA. Personnel and facilities of the Company have been used to perform administrative functions for the Plan at no charge to the Plan. The Plan holds common and preferred shares of Wyndham International, Inc., the Plan sponsor, and these qualify as party-in-interest transactions. Participant loans also qualify as party-in-interest transactions.

Wyndham International

Employee Savings & Retirement Plan

Notes to Financial Statements

The Plan invests in a unitized stock fund, Wyndham International, Inc. Common Stock (the “Fund”), which is comprised of a short-term investment fund component and shares of common stock of Wyndham International, Inc., the Plan sponsor. The unit values of the Fund are recorded and maintained by CIGNA Financial Services, Inc. During the year ended December 31, 2002, the Plan purchased units of the Fund in the approximate amount of $1,080,000, sold units of the Fund in the approximate amount of $416,000, and had net depreciation on the Fund in the approximate amount of $1,085,000. The total value of the Plan’s interest in the Fund was $762,915 and $1,183,735 at December 31, 2002 and 2001, respectively.

6.	Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100 percent vested in their accounts.

7.	Tax Status

The Internal Revenue Service has determined and informed the Company by a letter dated January 13, 1998, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (“IRC”). The Plan has been amended since receiving the determination letter, however, the Plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

8.	Nonexempt Transactions

Management has determined that nonexempt transactions occurred during 2002. These violations involved the submission of participant contributions to the Plan later than the 15th business day of the month following the month in which amounts were withheld from compensation. Plan participants’ accounts were credited with retroactive earnings on the late amounts. Management believes that the transactions should not affect the tax-qualified status of the Plan.

Wyndham International

Employee Savings & Retirement Plan

Notes to Financial Statements

9.	Reconciliation of Plan Financial Statements to the Form 5500

The Annual Return/Report of Employee Benefit Plan (the “Form 5500”) is prepared on the modified cash basis. Accordingly, certain balances included on Schedule H (Part I and II) of the Form 5500 differ from those included in these financial statements. Contributions in the statements of changes in net assets available for benefits differ from contributions in the Form 5500 by the change in the amount of contributions accrued at December 31. The ending net asset balances are reconciled as follows:

	December 31,
	2002	2001
Net assets, reflected on Form 5500	$73,403,707	$80,881,604
Add: Employer contributions receivable	81,454	—
Participant contributions receivable	284,119	367,288

Net assets, reflected in the financial statements	$73,769,280	$81,248,892

10.	Forfeitures

Forfeitures result from non-vested Company contributions remaining in the Plan for terminated employees. The forfeiture reserve of $185,689 and $208,550 at December 31, 2002 and 2001, respectively, is included in the CIGNA Guaranteed Long-Term Account and is available to offset contributions or pay Plan expenses, which would be otherwise payable by the Company, in accordance with the Plan agreement. In 2002, Company cash contributions were offset by $17,950 from forfeited non-vested accounts. In 2002, Plan expenses were offset by $246,632 from forfeited non-vested accounts.

11.	Transfer To Affiliated Plan

During 2002 and 2001, as part of a strategic restructuring, the Company spun off certain operating divisions which created the Lodgeworks 401(k) Plan. Affected participants and their account balances, which totaled $2,700, were transferred to the new plan.

Wyndham International Employee Savings & Retirement Plan	Supplement Schedule I
Schedule H (Line 4i) Form 5500 – Schedule of Assets (Held at End of Year) December 31, 2002

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value	(d) Cost	(e) Current value
*	Connecticut General Life Insurance Company	CIGNA Guaranteed Long-Term Account		$31,979,478

*	Connecticut General Life Insurance Company	CIGNA Fidelity Puritan Fund		8,741,562

*	Connecticut General Life Insurance Company	CIGNA International Blend/Bank of Ireland Fund		629,849

*	Connecticut General Life Insurance Company	CIGNA INVESCO Dynamics Fund		1,123,983

*	Connecticut General Life Insurance Company	CIGNA Large Cap Value/John A. Levin & Co. Fund		10,606,867

*	Connecticut General Life Insurance Company	CIGNA S&P 500® Index Fund		2,086,449

*	Connecticut General Life Insurance Company	CIGNA Small Cap Value/Berger® Fund		1,848,199

	Franklin Templeton Mutual Funds	Franklin Mutual Qualified Fund		6,233,117

	Franklin Templeton Mutual Funds	Franklin Small Cap Growth Fund		5,703,351

*	Indicates a party-in-interest to the Plan.

Wyndham International Employee Savings & Retirement Plan	Supplement Schedule I
Schedule H (Line 4i) Form 5500 – Schedule of Assets (Held at End of Year)
December 31, 2002	(continued)

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value	(d) Cost	(e) Current value
	Putnam Investments	Putnam Growth Opportunities Fund		$263,430

*	Wyndham International, Inc.	Wyndham International, Inc. Common Stock		762,915

*	Wyndham International, Inc.	Wyndham International, Inc. Preferred Stock		472

*	Plan Participants	Participant Loans (5.25% to 11.00%) Various terms		3,403,438

*	Connecticut General Life Insurance Company	Cash Equivalents (CIGNA Guaranteed Short-Term Account)		20,597

	Total			$73,403,707

*	Indicates a party-in-interest to the Plan.

Wyndham International Employee Savings & Retirement Plan	Supplement Schedule II
Schedule G (Part III) Form 5500 – Schedule of Nonexempt Transactions Year Ended December 31, 2002

(a) Identity of party involved	(b) Relationship to plan, employer, or other party-in- interest	(c) Description of transactions including maturity date, rate of interest, collateral, par or maturity value	(d) Purchase price	(e) Selling price	(f) Lease rental	(g) Expenses incurred in connection with transaction	(h) Cost of asset	(i) Current value of asset	(j) Net gain or (loss) on each transaction

Wyndham International, Inc.	Plan Sponsor	Failure to remit April 13, 2002 employee contributions to the trust on a timely basis**	$6,290	N/A	N/A	N/A	$6,290	$6,290	—*

Wyndham International, Inc.	Plan Sponsor	Failure to remit April 26, 2002 employee contributions to the trust on a timely basis**	33	N/A	N/A	N/A	33	33	—*

Wyndham International, Inc.	Plan Sponsor	Failure to remit May 17, 2002 employee contributions to the trust on a timely basis**	18	N/A	N/A	N/A	18	18	—*

Wyndham International, Inc.	Plan Sponsor	Failure to remit June 14, 2002 employee contributions to the trust on a timely basis**	50	N/A	N/A	N/A	50	50	—*

Wyndham International, Inc.	Plan Sponsor	Failure to remit October 25, 2002 employee contributions to the trust on a timely basis**	1,209	N/A	N/A	N/A	1,209	1,209	—*

*	Department of Labor Reg. 2510.3-102 requires that employee contributions be submitted to the Plan no later than 15 business days following the end of the month in which amounts were withheld from compensation. Failure to remit employee contributions into the Plan on a timely basis is considered a nonexempt transaction with a party-in-interest. Management believes that these transactions should not affect the tax-qualified status of the Plan as all such required payments were subsequently paid upon discovery. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

**	Amounts represent an accumulation of monthly payroll contributions which were remitted late.